                                   EXHIBIT 12

                    STATEMENT OF COMPUTATION OF OTHER RATIOS

                                                                  (Dollars in thousands, except per share data)
For the year ended December 31:                                 1997                 1996                1995              1994
                                                                ----                 ----                ----              ----
Net income                                              $       180,304       $      158,701      $       141,814     $   137,084
Less:  preferred stock dividends                                     --                   --                   --              --
                                                        ---------------       --------------      ---------------       ---------
Net income available to common shareholders             $       180,304       $      158,701      $       141,814     $   137,084
Average common equity                                   $     1,037,958       $    1,013,370      $       972,665     $   887,541
Average total equity                                          1,027,100            1,000,841              960,858         884,415
Average assets                                               13,298,246           12,251,860           11,674,214      10,761,022
Diluted net income per common share*                    $          1.88       $         1.61      $          1.41     $      1.37
Dividends per common share*                             $         0.674       $        0.604      $         0.554     $     0.509

Ratios:
Return on average common equity                                   17.37%               15.66%               14.58%          15.45%
    (net income available to common shareholders
    divided by average common equity)

Return on average total equity                                    17.55%               15.86%               14.76%          15.50%
    (net income divided by average total equity)

Return on average assets                                           1.36%                1.30%                1.21%           1.27%
    (net income divided by average assets)

Average total equity to average assets                             7.72%                8.17%                8.23%           8.22%

Dividend payout ratio                                              35.9%                37.5%                39.2%           37.2%
    (dividends per common share divided by
    net income per common share)



                                           (Dollars in thousands, except per share data)
For the year ended December 31:                                 1993
                                                                ----
Net income                                              $       131,324
Less:  preferred stock dividends                                     --
                                                        ---------------
Net income available to common shareholders             $       131,324
Average common equity                                   $       802,016
Average total equity                                            802,016
Average assets                                                9,718,875
Diluted net income per common share*                    $          1.32
Dividends per common share*                             $         0.461

Ratios:
Return on average common equity                                   16.37%
    (net income available to common shareholders
    divided by average common equity)

Return on average total equity                                    16.37%
    (net income divided by average total equity)

Return on average assets                                           1.35%
    (net income divided by average assets)

Average total equity to average assets                             8.25%

Dividend payout ratio                                              34.9%
    (dividends per common share divided by
    net income per common share)


___________________________________________
* Per share amounts are shown adjusted for a 5% stock dividend paid on August 15, 1995, July 25, 1996, and July 28, 1997, and a 3-for-2 stock split paid September 1992, and a 2-for-1 stock split paid December 15, 1997.